As filed with the Securities and Exchange Commission on April 25, 2023

Registration No. 333-264447

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1 on FORM S-3

REGISTRATION STATEMENT

Under The Securities Act of 1933

TERRAN ORBITAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	98-1572314
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6800 Broken Sound Parkway NW, Suite 200

Boca Raton, Florida, 33487

(561) 988-1704

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Marc H. Bell

6800 Broken Sound Parkway NW, Suite 200

Boca Raton, Florida, 33487

Tel: (561) 988-1704

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rosa A. Testani, Esq. Jonathan R. Pavlich, Esq. Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 Tel: (212) 872-1000	James S. Black Senior Vice President and General Counsel Terran Orbital Corporation 6800 Broken Sound Pkwy NW, Suite 200 Boca Raton, Florida 33487 Tel: (561) 988-1704

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

EXPLANATORY NOTE

On April 22, 2022, Terran Orbital Corporation (the “Company,” “we,” “our,” and “us”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-264447), which was declared effective on June 23, 2022 (as amended, the “Original Registration Statement”). The Original Registration Statement registered for resale by the selling securityholders identified in the prospectus therein: (A) up to 140,155,860 shares of our common stock, par value $0.0001 per share (our “common stock”); (B) up to 7,800,000 warrants (the “private placement warrants”) originally issued in a private placement to Tailwind Two Sponsor LLC (the “Sponsor”) and Tommy Stadlen; (C) up to 11,055,606 warrants (the “debt provider warrants” and together with the private placement warrants, the “Offered Warrants”) originally issued in a private placement to certain debt providers; (D) 11,499,960 shares of our common stock that are issuable by us upon the exercise of 11,499,960 warrants (the “public warrants” and, together with the Offered Warrants, the “Warrants”) originally issued in Tailwind Two’s initial public offering; (E) 7,800,000 shares of our common stock that are issuable by us upon the exercise of the private placement warrants; and (F) 11,055,606 shares of our common stock that are issuable by us upon the exercise of the debt provider warrants.

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (this “Post-Effective Amendment”) to the Original Registration Statement does not register any additional securities, relates solely to securities registered previously on the Original Registration Statement and contains an updated prospectus relating to the offering and sale of such securities. This Post-Effective Amendment to the Original Registration Statement is being filed (i) to convert the Original Registration Statement into a registration statement on Form S-3, (ii) to make certain updates to the prospectus that forms a part of this Post-Effective Amendment, including information contained herein or incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and future filings made by the Company with the SEC as discussed further under “Incorporation by Reference” and (iii) to update the section titled “Selling Securityholders” contained in the prospectus included herein to reflect, among other things, earlier sales or dispositions of common stock made by certain of the named selling stockholders. All filing fees payable in connection with the registration of the securities were previously paid in connection with the original filing of the Original Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 25, 2023

PRELIMINARY PROSPECTUS

Terran Orbital Corporation

Up to 106,560,152 Shares of Common Stock

Up to 78,000 Warrants to Purchase Shares of Common Stock at $11.50 per Share

Up to 11,055,606 Warrants to Purchase Shares of Common Stock at $10.00 per Share

Up to 19,299,960 Shares of Common Stock Underlying Warrants to Purchase at $11.50 per Share

Up to 11,055,606 Shares of Common Stock Underlying Warrants to Purchase at $10.00 per Share

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 106,560,152 shares of our common stock, par value $0.0001 per share (our “common stock”), consisting of (i) up to 5,080,409 shares of our common stock (the “PIPE Shares”) issued at a purchase price of $10.00 per share in a private placement pursuant to subscription agreements (collectively the “Subscription Agreements”) each entered into on October 28, 2021 (the “PIPE Financing”); (ii) up to 111,665 shares of our common stock (the “Founder Shares”) issued in connection with the consummation of the Business Combination (as defined in this prospectus), in exchange for Class B ordinary shares originally issued at a price of approximately $0.003 per share in a private placement to Tailwind Two Sponsor LLC (the “Sponsor”) and Tommy Stadlen; (iii) up to 77,067,078 shares of our common stock issued or issuable to certain Selling Securityholders that are former stockholders and equity award holders of Terran Orbital (the “Legacy Terran Orbital equity holders”) in connection with or as a result of the consummation of the Business Combination, consisting of (a) up to 65,596,443 shares of our common stock originally issued to Legacy Terran Orbital stockholders at a weighted-average purchase price of approximately $0.29 per share, after giving effect to the exchange ratio in the Business Combination; (b) up to 82,616 shares of our common stock issuable upon the exercise of certain options with a weighted average exercise price of $1.41 per share; and (c) up to 11,388,019 shares of our common stock that certain Legacy Terran Orbital equity holders have the right to receive upon the settlement of outstanding vested and unvested restricted stock unit awards upon certain conditions; (iv) up to 8,420,569 shares of our common stock issued to certain debt holders pursuant to a stock and warrant purchase agreement (the “Stock and Warrant Purchase Agreement”), which were originally issued as non-cash consideration for entering into the Francisco Partners Facility (as defined in this prospectus) and Rollover Notes (as defined in this prospectus); (v) up to 78,000 shares of our common stock issuable upon the exercise of the private placement warrants (as defined below); (vi) up to 11,055,606 shares of our common stock issuable upon the exercise of the debt provider warrants (as defined below); and (vii) up to 4,746,835 shares of our common stock issuable pursuant to the Subscription Agreement for an affiliate of Mr. Daniel Staton, a director and stockholder (the “Insider PIPE Investor”) (with the total shares of our common stock referenced in this clause (A) being referred to herein as the “Total Resale Shares”); (B) up to 78,000 remaining private placement warrants currently held by Tommy Stadlen that were originally issued in a private placement to the Sponsor and Tommy Stadlen at a price of $1.50 per warrant, which private placement warrants have an exercise price of $11.50 per share; and (C) up to 11,055,606 warrants originally issued in a private placement to certain debt providers as non-cash consideration for entering into the Francisco Partner Facility and Rollover Notes, which debt provider warrants have an exercise price of $10.00 per share (the “debt provider warrants” and together with the private placement warrants, the “Offered Warrants”).

In addition, this prospectus relates to the offer and sale by us of up to (A) 11,499,960 shares of our common stock that are issuable by us upon the exercise of 11,499,960 warrants at a price of $11.50 per share (the “public warrants” and, together with the Offered Warrants, the “Warrants”) originally issued in Tailwind Two’s initial public offering (the “IPO”) of units at a price of $10.00 per unit, which each unit consisting of one Class A ordinary share and one-third of one public warrant; (B) 7,800,000 shares of our common stock that are issuable by us upon the exercise of 7,800,000 warrants (the “private placement warrants”) originally issued in a private placement to the Sponsor and Tommy Stadlen at a price of $1.50 per warrant, which private placement warrants have an exercise price of $11.50 per share; and (C) 11,055,606 shares of our common stock that are issuable by us upon the exercise of the debt provider warrants at a price of $10.00 per share. We will not receive any proceeds from the sale of shares of common stock underlying the Offered Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Offered Warrants for cash. Assuming the exercise in full of all of the Warrants for cash, we will receive up to an aggregate of approximately $332.5 million. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. If the market price for our common stock is less than $10.00 per share, we believe warrant holders will be unlikely to exercise their debt provider warrants, and if the market price for our common stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their public warrants and private placement warrants.

On March 25, 2022 (the “Closing Date”), we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 28, 2021, as amended by Amendment No. 1 thereto dated February 8, 2022 and Amendment No. 2 thereto dated March 9, 2022 (as so amended, the “Merger Agreement” or the “Business Combination Agreement”), by and among Tailwind Two Acquisition Corporation (“Tailwind Two” and, after the consummation of the Business Combination, “Terran Orbital”), Titan Merger Sub, Inc. (“Merger Sub”) and Terran Orbital Corporation (“Legacy Terran Orbital”). In particular, as contemplated by the Business Combination Agreement, on the Closing Date, Tailwind Two filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Tailwind Two was domesticated and continued as a Delaware corporation (the “Domestication”). Further, as contemplated by the Business Combination Agreement, on the Closing Date, Merger Sub was merged with and into Terran Orbital, with Terran Orbital surviving the merger (the “Surviving Corporation”) as a wholly-owned subsidiary of us (the “Merger” and, together with the Domestication and the other transactions contemplated by the Business Combination Agreement, including the PIPE Financing, the “Business Combination”). In connection with the consummation of the Business Combination, we changed our name to “Terran Orbital Corporation” and the Surviving Corporation changed its name to “Terran Orbital Operating Corporation.”

The Selling Securityholders may offer, sell or distribute all or a portion of the securities publicly or through private transactions at prevailing market prices or at negotiated prices, and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. We will not receive any of the proceeds from such sales of the shares of our common stock or warrants by the Selling Securityholders, except with respect to amounts received by us upon the exercise of the warrants for cash, as described above. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock or warrants. See “Plan of Distribution” beginning on page 34 of this prospectus.

Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “LLAP” and “LLAP WS”, respectively. On April 20, 2023, the last reported sales price of our common stock was $1.97 per share and the last reported sales price of our public warrants was $0.23 per warrant, which we use in making certain calculations below. On April 24, 2023, the last reported sales price of our common stock was $1.74 per share and the last reported sales price of our public warrants was $0.27 per warrant.

Prior to the extraordinary general meeting of Tailwind Two in connection with the Business Combination, holders of 31,565,677 Tailwind Two’s Class A Ordinary Shares exercised their right to redeem those shares for cash at a price of $10.00 per share, for an aggregate of $315.7 million, which represented approximately 91% of the total Tailwind Two Class A Ordinary Shares then outstanding. The Total Resale Shares represent approximately 73% of the total outstanding shares of our common stock as of April 20, 2023 (and approximately 64% of the total of (a) outstanding shares of common stock, plus (b) underlying shares reserved for issuance related to vested and unvested restricted stock units and options). Additionally, if all the Offered Warrants are exercised for cash, the Selling Securityholders would own an additional 11,133,606 shares of common stock, representing an additional 7.7% of the total outstanding shares of our common stock as of April 20, 2023 (and approximately 6.3% of the total of (a) the total outstanding shares of common stock, plus (b) underlying shares reserved for issuance related to vested and unvested restricted stock units and options, plus (c) such additional shares reserved for issuance related to such Offered Warrants). The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our common stock. Despite such a decline in the public trading price of our common stock and the fact that the closing price of our common stock on April 20, 2023 is below the closing price immediately following the closing of the Business Combination, certain of the Selling Securityholders may still experience a positive rate of return on the securities they purchased prior to the closing of the Business Combination, but our public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price. Based on the closing price of our common stock referenced above, the holders of the Founder Shares and the holder of the shares of common stock issuable pursuant to the Subscription Agreement for the Insider PIPE Investor may experience potential profit of up to $1.97 per share, the Legacy Terran Orbital stockholders (based on the weighted-average purchase price) may experience potential profit of up to $1.68 per share, the holders who received shares of common stock pursuant to the stock and warrant purchase agreement may experience potential profit of up to $1.97 per share and the holders of common stock issuable upon the exercise of certain options may experience potential profit of $0.56 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “RISK FACTORS” beginning on page 8 of this prospectus, and in any similar section contained or incorporated by reference herein or in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may sell up to 106,560,152 shares of common stock, up to 78,000 private placement warrants and up to 11,055,606 debt provider warrants from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of up to 19,299,960 shares of common stock issuable upon the exercise of the private placement warrants and the public warrants and up to 11,055,606 shares of common stock issuable upon the exercise of the debt provider warrants. We will not receive any proceeds from the sale of shares of common stock underlying the Offered Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Offered Warrants for cash.

This prospectus provides you with a general description of the securities that may be offered. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering and, to the extent appropriate, any updates to the information about us contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings, to the extent permitted under applicable federal securities laws. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover or as otherwise specified therein, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain or incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

The Terran Orbital design logo and the Terran Orbital mark appearing in this prospectus and the documents incorporated by reference herein are the property of Terran Orbital Corporation. This document and the documents incorporated by reference herein contain references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the documents incorporated by reference herein may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained in greater details elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock or warrants. You should carefully consider, among other things, this entire prospectus, the registration statement of which this prospectus is a part and any applicable prospectus supplements, including the section entitled “Risk Factors” and the documents we have incorporated by reference in this prospectus referred to in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”.

Company Overview

Terran Orbital Corporation, formerly known as Tailwind Two Acquisition Corp. (“Tailwind Two”), together with our wholly-owned subsidiaries (collectively, the “Company,” the “Registrant,” “we,” “our,” “us,” and “Terran Orbital”), is a leading manufacturer of satellite products primarily serving the United States (“U.S.”) aerospace and defense industry. We provide end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and on-orbit support to meet the needs of our military, civil, and commercial customers. We have a foreign subsidiary based in Torino, Italy.

Corporate Information

Our principal executive office is located at 6800 Broken Sound Parkway NW, Suite 200, Boca Raton, Florida 33487, and its telephone number is (561) 988-1704. The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is One State Street, 30th Floor, New York, NY 10004.

Our website address is www.terranorbital.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our common stock or securities. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following March 4, 2026, the fifth anniversary of the closing of Tailwind Two’s initial public offering; (b) in which we have total annual gross revenue of at least $1.235 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30th, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING
Issuer	Terran Orbital Corporation
Issuance of common stock:
Shares of common stock offered by us	Up to 30,355,566 shares of common stock issuable upon exercise of the Warrants, consisting of:

a. up to 11,499,960 shares of common stock that are issuable upon the exercise of the public warrants;

b. up to 7,800,000 shares of common stock that are issuable upon the exercise of the private placement warrants; and

c. up to 11,055,606 shares of common stock that are issuable upon the exercise of the debt provider warrants

Shares of common stock outstanding as of April 20, 2023	145,018,567 shares of common stock
Exercise price of public warrants and private placement warrants	$11.50 per share, subject to adjustments as described herein
Exercise price of debt provider warrants	$10.00 per share, subject to adjustments as described herein
Use of proceeds

We will receive up to an aggregate of approximately $332.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. If the market price for our common stock is less than $10.00 per share, we believe warrant holders will be unlikely to exercise their debt provider warrants, and if the market price for our common stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their public warrants and private placement warrants. We expect to use the net proceeds from the exercise of the Warrants, if any, for investment in growth and general corporate purposes. See “Use of Proceeds.”

Resale of common stock and warrants:
Shares of common stock offered by the Selling Securityholders	Up to 106,560,152 shares of common stock, consisting of:

a.  up to 5,080,409 PIPE Shares;

b. up to 111,665 Founder Shares;

c. up to 77,067,078 shares of common stock issued or issuable to the Legacy Terran Orbital equity holders in connection with or as a result of the consummation of the Business Combination consisting of:

i. up to 65,596,443 shares of our common stock;

ii. up to 82,616 shares of common stock issuable upon the exercise of certain options; and

iii. up to 11,388,019 shares of common stock issuable upon the settlement of outstanding vested and unvested restricted stock unit awards upon of certain conditions

d. up to 8,420,569 shares of common stock issued to certain debt providers;

e. up to 78,000 shares of common stock issuable upon the exercise of the private placement warrants;

f. up to 11,055,606 shares of common stock issuable upon the exercise of the debt provider warrants; and

g. up to 4,746,835 shares of common stock issuable pursuant to the Subscription Agreement for the Insider PIPE Investor.

Warrants offered by the Selling Securityholders	Up to 11,133,606 warrants, consisting of:
a. up to 78,000 private placement warrants; and b. up to 11,055,606 debt provider warrants
Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of common stock and warrants registered under this prospectus for resale.
Use of proceeds	We will not receive any proceeds from the sale of shares of common stock or Offered Warrants by the Selling Securityholders.
Lock-up restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships and Related Person Transactions — Tailwind Two — Investor Rights Agreement” in the Original Registration Statement.

NYSE symbols	Our common stock and public warrants are listed on the NYSE under the symbols LLAP and LLAP WS, respectively.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our common stock or Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements, other than statements of present or historical fact included in this prospectus, regarding our future financial performance, as well as our business strategy, future operations, financial position, estimated revenues, and losses, projected costs, earning outlooks, prospects, expectations, plans and objectives of management are forward-looking statements. When used in this report, the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on management’s current expectations, forecasts, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to our business.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. There can be no assurance that future developments will be those that have been anticipated. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•
expectations regarding our strategies and future financial performance, including our future business plans or objectives, anticipated cost, timing and level of satellite orders and deliveries thereof, prospective performance and commercial opportunities, the timing of obtaining regulatory approvals, the ability to finance our operations, research and development activities and capital expenditures, reliance on government contracts and a strategic cooperation agreement with a significant customer, retention and expansion of our customer base, product and service offerings, pricing, marketing plans, operating expenses, market trends, revenues, margins, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives;
•
the ability to implement business plans, forecasts, and other expectations, and to identify and realize additional opportunities;
•
risks associated with expansion into new and adjacent markets;
•
anticipated timing, cost, financing, and development of our satellite designing and manufacturing capabilities;
•
increases in costs, which we may not be able to react to due to the nature of our U.S. Government contracts;
•
the potential termination of U.S. Government contracts and subcontracts and the potential inability to recover termination costs;
•
our ability to finance our operations, research and development activities, growth initiatives and capital expenditures;
•
our expansion plans and opportunities;
•
laws, rules and regulations applicable to us, including procurement and import-export control;

•
the costs and ultimate outcome of litigation matters, government investigations and other legal proceedings;
•
the ability to maintain the listing of our common stock and publicly-traded warrants on the NYSE and the possibility of limited liquidity and trading of such securities;
•
geopolitical risk and changes in applicable laws or regulations;
•
security threats, including cybersecurity and other industrial and physical security threats, and other disruptions;
•
government investigations and audits;
•
the possibility that we may be adversely affected by other economic, business, and/or competitive factors;
•
the impact of material weaknesses in our internal control over financial reporting, including the reliability of our consolidated financial statements;
•
the possibility that the COVID-19 Pandemic, or another major disease, natural disaster, or threat to the physical security of our facilities or employees disrupts our business;
•
supply chain disruptions, including delays, increased costs, and supplier quality control challenges;
•
our ability to attract and retain qualified employees, including senior management and other key employees, technicians, engineers, and other professionals;
•
our ability to achieve profitability and meet expectations regarding cash flow from operations and investments;
•
our leverage and our ability to service cash debt payments and comply with debt maintenance covenants, including meeting minimum liquidity and operating profit covenants;
•
our ability to access invested cash or cash equivalents upon failure of any financial institution we bank with;
•
our ability to access, or ability to access on favorable terms, equity and debt capital markets and other funding sources that will be needed to fund operations and make investments in capital-intensive strategic initiatives including expansion and improvement of our manufacturing facilities and development of new lines of business; and
•
delays and costs associated with our business initiatives, whether due to changes in demand, lack of funding, design changes, or other conditions or circumstances.

This list of risks and uncertainties is not exhaustive, and new factors may emerge or changes to the foregoing risks and uncertainties may occur that would impact our business. Additional information regarding these risks, uncertainties and other factors is contained in Part I, Item 1A, “Risk Factors,” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022 and filed by us with the SEC on March 23, 2023.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision regarding our securities, you should consider carefully the risks, uncertainties and assumptions discussed under “Part I, Item 1A, Risk Factors” of our most recent Annual Report on Form 10-K filed with the SEC on March 23, 2023, incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus. The risks described in these documents are not the only ones we face. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of these risks actually occur, our business, operating results, financial condition and prospects could be materially and adversely affected. In that event, you could lose part or all of your investment in our common stock and the other offered securities. Please also carefully read the section titled “Cautionary Note Regarding Forward-Looking Statements” and “Incorporation by Reference.” In addition, there are separate risk factors related to this offering of securities and our Warrants which were not included in our most recent Annual Report on Form 10-K which are listed below.

Additional Risks Related to our Common Stock and Warrants

The securities being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such securities could cause the market price of our common stock to decline significantly.

This prospectus relates to the offer and sale from time to time by the Selling Securityholders of (A) up to 106,560,152 shares of our common stock, consisting of (i) up to 5,080,409 PIPE Shares issued at a purchase price of $10.00 per share in the PIPE Financing; (ii) up to 111,665 Founder Shares issued in connection with the consummation of the Business Combination, in exchange for Class B ordinary shares originally issued at a price of approximately $0.003 per share in a private placement to the Sponsor and Tommy Stadlen; (iii) up to 77,067,078 shares of our common stock issued or issuable to the Legacy Terran Orbital equity holders in connection with or as a result of the consummation of the Business Combination, consisting of (a) up to 65,596,443 shares of our common stock originally issued to Legacy Terran Orbital stockholders at a weighted-average purchase price of approximately $0.29 per share, after giving effect to the exchange ratio in the Business Combination; (b) up to 82,616 shares of our common stock issuable upon the exercise of certain options with a weighted-average exercise price of $1.41 per share; and (c) up to 11,388,019 shares of our common stock that certain Legacy Terran Orbital equity holders have the right to receive upon the settlement of outstanding vested and unvested restricted stock unit awards upon certain conditions; (iv) up to 8,420,569 shares of our common stock issued to certain debt holders pursuant to a stock and warrant purchase agreement, which were originally issued as non-cash consideration for entering into the Francisco Partners Facility and Rollover Notes; (v) up to 78,000 shares of our common stock issuable upon the exercise of the private placement warrants; (vi) up to 11,055,606 shares of our common stock issuable upon the exercise of the debt provider warrants; and (vii) up to 4,746,835 shares of our common stock issuable pursuant to the Subscription Agreement for the Insider PIPE Investor (with the total shares of our common stock referenced in this clause (A) being referred to herein as the “Total Resale Shares”); (B) up to 78,000 private placement warrants currently held by Tommy Stadlen originally issued in a private placement to the Sponsor and Tommy Stadlen at a price of $1.50 per warrant, which private placement warrants have an exercise price of $11.50 per share; and (C) up to 11,055,606 debt provider warrants originally issued in a private placement to certain debt providers as non-cash consideration for entering into the Francisco Partner Facility and Rollover Notes, which debt provider warrants have an exercise price of $10.00 per warrants.

The market price for shares of our common stock could decline as a result of the sales of our common stock being offered in this prospectus, and such declines could be significant. Prior to the extraordinary general meeting of Tailwind Two in connection with the Business Combination, holders of 31,565,677 Tailwind Two’s Class A Ordinary Shares exercised their right to redeem those shares for cash at a price of $10.00 per share, for an aggregate of $315.7 million, which represented approximately 91% of the total Tailwind Two Class A Ordinary Shares then outstanding. The Total Resale Shares being offered in this prospectus represents approximately 73% of the total outstanding shares of our common stock as of April 20, 2023 (and approximately 64% of the total of (a) outstanding shares of common stock, plus (b) underlying shares reserved for issuance related to vested and unvested restricted stock units and options). Additionally, if all the Offered Warrants are exercised for cash, the Selling Securityholders would own an additional 11,113,606 shares of common stock, representing an additional 7.7% of the total outstanding shares of our common stock as of April 20, 2023 (and approximately 6.3% of the total of (a) the total outstanding shares of common stock, plus (b) underlying shares reserved for issuance related to vested and unvested restricted stock units and options, plus (c) such additional shares reserved for issuance related to such Offered Warrants).

The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our common stock. Despite such a decline in the public trading price of our common stock and the fact that the closing price of our common stock on April 20, 2023 of $1.97 a share is below the closing price immediately following the closing of the Business Combination, certain of the Selling Securityholders may still experience a positive rate of return on the securities they purchased prior to the closing of the Business Combination, but our public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price. Based on the closing price of our common stock referenced above, the holders of the Founder Shares and the holder of the shares of common stock issuable pursuant to the subscription agreement for the Insider PIPE Investor may experience potential profit of up to $1.97 per share, the Legacy Terran Orbital former stockholders (based on the weighted-average purchase price) may experience potential profit of up to $1.68 per share, the holders who received shares of common stock pursuant to the stock and warrant purchase agreement may experience potential profit of up to $1.97 per share and the holders of common stock issuable upon the exercise of certain options may experience potential profit of $0.56 per share.

Sales, or the perception of sales, by us or our stockholders in the public market could cause the market price for our common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination on March 25, 2022, we had a total of 137,295,455 shares of common stock outstanding. All shares issued in the Business Combination were freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including our directors, executive officers and other affiliates, and other than pursuant to the Investor Rights Agreement lock-up that expired 180 days after the consummation of the Business Combination.

Our affiliates are eligible to sell their shares of common stock and warrants, and any shares of common stock received upon exercise of the warrants, as applicable, pursuant to Rule 144, subject to volume, manner of sale and other relevant conditions of Rule 144. In addition, pursuant to the Investor Rights Agreement, we have registered and may in the future be required to register additional shares of our common stock under the Securities Act of the investors thereunder. By exercising their registration rights and/or selling a large number of shares, these stockholders could cause the prevailing market price of our common stock to decline.

If these stockholders exercise their registration rights or sell their currently registered shares, the market price of shares of our common stock could drop significantly if the holders of such shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities.

In addition, the shares of our common stock reserved for future issuance under the 2021 Omnibus Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares of our common stock reserved for issuance under the 2021 Omnibus Incentive Plan is 27,227,891, subject to an annual increase as set forth therein. We have filed, and may file one or more additional, registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to the 2021 Omnibus Incentive Plan. The existing Form S-8 registration statement filed has become, and any such additional Form S-8 registration statements will become, automatically effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market, subject to the provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable.

In addition, on October 31, 2022, pursuant to a convertible note and warrant purchase agreement (the “Convertible Note and Warrant Purchase Agreement”), dated as of October 31, 2022, by and among the Company, the guarantors party thereto, Lockheed Martin Corporation (“Lockheed Martin”), as purchaser, and U.S. Bank Trust Company, National Association, as collateral agent, Lockheed Martin purchased second lien secured notes due October 31, 2027 (the “Convertible Notes”) in an aggregate principal amount of $100 million, which Convertible Notes are convertible at any time prior to maturity into the number of fully-paid and non-assessable shares of our common stock on the date of conversion obtained by dividing (i) the outstanding principal amount of, and any accrued but unpaid interest on, the Convertible Notes, by (ii) a conversion price equal to $2.898. In addition, pursuant to the Convertible Note and Warrant Purchase Agreement Lockheed Martin was issued warrants (the “2027 warrants”) to purchase 17,253,279 shares of our common stock at a purchase price of $2.898 per share.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

The Warrants are exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market, result in dilution to our stockholders and could adversely affect the market price of our common stock.

We have outstanding warrants to purchase an aggregate of 19,299,960 shares of our common stock at a purchase price of $11.50 per share, subject to adjustment, that became exercisable on April 24, 2022, which was thirty (30) days after the Closing Date.

In addition, we have $100 million of Convertible Notes outstanding that are convertible at any time prior to maturity into the number of fully-paid and non-assessable shares of the Company’s common stock on the date of conversion obtained by dividing (i) the outstanding principal amount of, and any accrued but unpaid interest on, the Convertible Notes, by (ii) a conversion price equal to $2.898. We also have outstanding warrants issued as follows: (1) debt provider warrants to Francisco Partners to purchase an aggregate of 8,291,704 shares of our common stock at a purchase price of $10.00 per share, (2) debt provider warrants to Lockheed Martin to purchase an aggregate of 1,381,951 shares of our common stock at a price of $10.00 per share, (3) 2027 warrants to Lockheed Martin to purchase an aggregate of 17,253,279 shares of our common stock at a price of $2.898 per share, and (4) debt provider warrants to Beach Point Capital (“Beach Point”) to purchase an aggregate of 1,381,951 shares of our common stock at a price of $10.00 per share, in each case, subject to adjustment.

To the extent such warrants are exercised in accordance with the terms of the warrant agreement covering those securities, additional shares of our common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of common stock issuable upon exercise of the Warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the shares of common stock are at the time of any exercise of a warrant are not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the Warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the Warrants, multiplied by the excess of the “fair market value” of our common stock (as defined in the next sentence) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

We may amend the terms of the public warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then-outstanding public warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of our common stock purchasable upon exercise of a public warrant could be decreased, all without your approval.

Our public warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of the public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then-outstanding warrants is broad, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of our shares of common stock purchasable upon exercise of a warrant.

We may redeem your unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding public warrants at any time prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period commencing once the warrants became exercisable and ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the public warrants become redeemable by the Company, we may not exercise our redemption right if the issuance of our common stock upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants.

In addition, we may redeem the outstanding public warrants for $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their public warrants prior to redemption for a number of shares of our common stock determined based on the redemption date and the fair market value of our common stock. The value received upon exercise of the public warrants (i) may be less than the value the holders would have received if they had exercised their public warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the public warrants, including because the number of shares of our common stock received is capped at 0.361 shares of common stock per warrant (subject to adjustment) irrespective of the remaining life of the public warrants.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the public warrants, which could limit the ability of public warrant holders to obtain a favorable judicial forum for disputes with the Company.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against the Company arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) the Company irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the public warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the public warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such public warrant holder’s counsel in the foreign action as agent for such public warrant holder.

This choice-of-forum provision may limit a public warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board of Directors.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. Assuming the exercise in full of all of the Warrants for cash, we will receive an aggregate of approximately $332.5 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Warrants, if any, for investment in growth and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. If the market price for our common stock is less than $10.00 per share, we believe warrant holders will be unlikely to exercise their debt provider warrants, and if the market price for our common stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their public warrants and private placement warrants. As of April 24, 2023, the closing price of our common stock was $1.74 per share. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock underlying the public warrants and the private placement warrants offered hereby is determined by reference to the exercise price of the warrants of $11.50 per share. The offering price of the shares of common stock underlying the debt provider warrants offered hereby is determined by reference to the exercise price of the warrants of $10.00 per share. The public warrants are listed on the NYSE under the symbol “LLAP WS.”

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of:

•
up to 5,080,409 PIPE Shares;
•
up to 111,665 Founder Shares;
•
up to 77,067,078 shares of common stock issued or issuable to the Legacy Terran Orbital equity holders in connection with or as a result of the consummation of the Business Combination consisting of:
o
up to 65,596,443 shares of our common stock;
o
up to 82,616 shares of common stock issuable upon the exercise of certain options; and
o
up to 11,388,019 shares of common stock issuable upon the settlement of outstanding vested and unvested restricted stock unit awards upon certain conditions;
•
up to 8,420,569 shares of common stock issued to certain debt providers pursuant to a stock and warrant purchase agreement;
•
up to 78,000 shares of our common stock issuable upon the exercise of the private placement warrants;
•
up to 11,055,606 shares of our common stock issuable upon the exercise of the debt provider warrants;
•
up to 4,746,835 shares of our common stock issuable pursuant to the Subscription Agreement for the Insider PIPE Investor;
•
up to 78,000 private placement warrants; and
•
up to 11,055,606 debt provider warrants

The term “Selling Securityholders” includes the securityholders listed in the tables below and their permitted donees, pledgees, transferees, distributes, successors and others who later come to hold any of the selling securityholders’ interest in the shares of common stock or warrants in accordance with the terms of the applicable agreements governing their respective registration rights, other than through public sale.

The following tables provide, as of April 20, 2023, information regarding the beneficial ownership of our common stock and warrants of each Selling Securityholder, the number of shares of common stock and number of warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold. Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these shares.

	Shares of Common Stock
Name	Number Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Owned After Offering	Percent Owned After Offering
Beach Point Capital Parties(2)	14,126,052	14,126,052	—	—
Daniel C. Staton(3)	17,881,399	17,881,399	25,833	*
Philip Krim	36,665	36,665	—	—
Previte Parties	9,872,117	9,872,117	—	—
Lockheed Martin Parties(4)	14,863,808	14,863,808	—	—
Marc H. Bell	13,672,214	13,672,214	—	—
Francisco Partners Parties(5)	13,129,700	13,129,700	—	—
Austin Williams	6,775,704	6,775,704	—	—
Marco Villa	6,970,773	6,970,773	—	—
Fuel Venture Capital Parties	6,210,857	6,210,857	—	—
Gary A. Hobart	1,103,979	1,103,979	—	—
AE Industrial Parties(6)	1,000,000	1,000,000	—	—
Stratton Sclavos	172,408	172,408	25,833	*
James LaChance	384,330	384,330	25,833	*
Mathieu Riffel	156,172	156,172	—	—
Tommy Stadlen(7)	153,000	153,000	—	—
Richard T. Newton III	25,487	25,487	25,833	*
Douglas L. Raaberg	25,487	25,487	25,833	*

	Warrants to Purchase Common Stock
Name	Number Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Owned After Offering	Percent Owned After Offering
Francisco Partners Parties(5)	8,291,704	8,291,704
Beach Point Capital Parties(2)	1,381,951	1,381,951
Lockheed Martin Parties(4)	1,381,951	1,381,951
Tommy Stadlen	78,000	78,000

__________________

* Less than 1%

(1)
The first table includes shares of our common stock (both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and shares which the holder has a contingent right to receive), and shares of common stock issuable upon exercise of the Warrants that may be offered by the Selling Securityholders, and the second table includes the Warrants that may be offered by the Selling Security Holders (collectively, the “Resale Securities”). We do not know when or in what amounts the Selling Securityholders will offer the Resale Securities for sale, if at all.

(2)
For purposes of the first table, represents the common stock held by the following: Beach Point SCF XI LP, a Delaware limited partnership (“SCF XI”), beneficially owns 779,514 shares of common stock; Beach Point SCF IV LLC, a Delaware limited liability company (“SCF IV”), beneficially owns 628,709 shares common stock; Beach Point SCF Multi-Port LP, a Delaware limited partnership (“SCF Multi”), beneficially owns 1,274,410 shares common stock; BPC Opportunities Fund III LP, a Delaware limited partnership (“Opportunities”), beneficially owns 6,514,360 shares of common stock; Beach Point Select Fund LP, a Delaware limited partnership (“Select”), beneficially owns 1,847,896 shares common stock; Beach Point Securitized Credit Fund LP, a Delaware limited partnership (“Securitized”), beneficially owns 849,606 shares of common stock; and Beach Point TX SCF LP, a Delaware limited partnership (“TX”), beneficially owns 849,607 shares of common stock. In addition, represents the common stock issuable upon exercise of the warrants listed in the second table. For purposes of the second table, represents debt provider warrants held by the following: SCF XI owns 84,529 warrants; SCF IV owns 68,176 warrants; SCF Multi owns 138,195 warrants; Opportunities owns 706,407 warrants; Select owns 200,383 warrants; Securitized owns 92,130 warrants; and TX owns 92,130 warrants. Beach Point Advisors LLC, a Delaware limited liability company (“Fund GP”), is the General Partner or Managing Member of each of the above listed entities (the “Funds”) and Scott Klein and Carl Goldsmith are the members of the Fund GP and may be deemed to beneficially own the securities held by the Funds. Notwithstanding the foregoing, the Fund GP, Mr. Klein and Mr. Goldsmith each disclaims beneficial ownership of the securities held by the Funds except to the extent of its or his respective pecuniary interest therein. Beach Point Capital Management LP (“BPCM”), the investment manager of above listed entities, has investment discretion and voting power over the securities owned by the Funds. Beach Point GP LLC (“BPGP”), the General Partner of BPCM, and BPCM may be deemed to beneficially own the securities held by the Funds. Notwithstanding the foregoing, each of BPCM and BPGP disclaims beneficial ownership of all securities held by the Funds. The business address of each entity is c/o Beach Point Capital Management LP, 1620 26th Street, Suite 6000n, Santa Monica CA 90404.
(3)
Includes (i) 2,027,268 shares of common stock directly held by Mr. Staton, (ii) 8,133,126 common stock held by Staton Tyvak Family Limited Partnership, (iii) 3,000,000 common shares held by Staton Orbital Family Limited Partnership over which Mr. Staton has sole voting and dispositive power, and (iv) up to 4,746,835 common shares that may be issued at our discretion in lieu of cash beginning with the quarterly period ending March 31, 2023 for aggregate quarterly payments of $22.5 million payable under the PIPE Investment Obligation (with the number of such common shares estimated to be issuable calculated based on the $4.74 closing stock price per share on May 25, 2022).
(4)
Represents the common stock held by Lockheed Martin, a Maryland corporation, and Astrolink International LLC, a Delaware limited liability company and an indirectly wholly owned subsidiary of Lockheed Martin (“Astrolink”). For purposes of the first table, Lockheed Martin beneficially owns 786,941 shares of common stock; Astrolink beneficially owns 12,419,066 shares of common stock and owns 275,850 vested restricted stock units settleable for common stock. In addition, represents the common stock issuable upon exercise of the warrants listed in the second table. For purposes of the second table, represents debt provider warrants held by Lockheed Martin: 1,381,951 warrants. The business address of each is c/o Lockheed Martin, 6801 Rockledge Drive, Bethesda, MD 20817.
(5)
Represents the common stock held by FP Credit Partners II, L.P., a Cayman Islands limited partnership (“FP Credit II”), and FP Credit Partners Phoenix II L.P., a Cayman Islands limited partnership (“FP Phoenix II”). For purposes of the first table, FP Credit II beneficially owns 4,614,037 shares of common stock. In addition, FP Phoenix II beneficially owns 223,960 shares of common stock. In addition, represents the common stock issuable upon exercise of the warrants listed in the second table. For purposes of the second table, represents the following debt provider warrants: FP Credit II: 7,907,862 warrants; FP Phoenix II: 383,841 warrants. FP Credit Partners GP II, L.P. is the general partner (the “GP”) of both FP Credit II and FP Phoenix II. FP Credit Partners GP II Management, LLC is the general partner (the “UGP”) of the GP. Francisco Partners Management, L.P. (“FPM”) serves as the investment manager for each of FP Credit II and FP Phoenix II. As a result, each of FPM, the UGP, and the GP may be deemed to share voting and dispositive power over the shares held, but each disclaims beneficial ownership. Additionally, voting and disposition decisions at FPM with respect to the shares noted above are made by an investment committee. The members of the investment committee may be deemed to have or share beneficial ownership of the shares held by FP Credit II and FP Phoenix II, but each member of the investment committee disclaims beneficial ownership of such shares. The business address of each of FP Credit II, FP Phoenix II, the GP, the UGP, and FPM is c/o Francisco Partners Management, L.P., One Letterman Drive, Building C — Suite 410, San Francisco, CA 94129.
(6)
Represents the common stock held by AE RED Aggregator, LP, a Delaware limited partnership (“AE RED”), and AE BBAI Aggregator, LP, a Delaware limited partnership (“AE BBAI”). AE RED beneficially owns 750,000 shares of common stock. In addition, AE BBAI beneficially owns 250,000 shares of common stock. Voting and dispositive power with respect to the shares of common stock held of record by AE RED and AE BBAI are exercised by Michael R. Greene and David H. Rowe, the managing members and control persons of AeroEquity GP, LLC, which is the general partner of AE Industrial Partners Fund II GP, LP (“AE Fund II GP”). AE Industrial Partners Fund II-B, LP (“AE Fund II-B”), AE Industrial Partners Fund II, LP (“AE Fund II LP”) and AE Industrial Partners Fund II-A, LP (“AE Fund II-A” and together with AE Fund II-B and AE Fund II LP, the “AE Funds”) are the controlling equityholders of AE RED and AE BBAI. AE Fund II GP is the general partner of each of the AE Funds. AE BBRED GP, LLC is the general partner of AE RED and AE BBAI. The business address of AE RED, AE BBAI and the AE Funds is 2500 N. Military Trail Suite 470, Boca Raton, FL, 33431.

(7)
Includes the 78,000 shares of common stock issuable upon exercise of the warrants listed in the second table.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our certificate of incorporation, as amended (the “Certificate of Incorporation”), our bylaws (the “Bylaws” and, together with the Certificate of Incorporation, the “Governing Documents”), the Stock and Warrant Purchase Agreement, the Private Placement Warrants Purchase Agreement, dated March 4, 2021, between Tailwind Two Acquisition Corp. and Tailwind Two Sponsor LLC (the “Private Placement Warrants Purchase Agreement”) and the warrant agreement, dated as of March 9, 2021, between Tailwind Two Acquisition Corp. and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Certificate of Incorporation, the Bylaws, the Stock and Warrant Purchase Agreement and, the Private Placement Warrants Purchase Agreement the Warrant Agreement in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capitalization

General

The total amount of our authorized share capital consists of 300,000,000 shares of our common stock and 50,000,000 shares of our preferred stock. As of April 20, 2023, 145,018,567 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

Common Stock

Voting rights. Each holder of our common stock is entitled to one (1) vote for each share of our common stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of our common stock are not be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designations of any series of our preferred stock or on any amendment to a certificate of designations of any series of our preferred stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of our preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of our preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”).

Dividend rights. Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of our common stock are entitled to receive such dividends when, as and if declared thereon by our board of directors (“Board”), or any authorized committee thereof, in its discretion, from time to time out of assets or funds of the Company legally available therefor.

Rights upon liquidation. Subject to the rights of holders of our preferred stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of our preferred stock ranking senior to the shares of our common stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of our common stock and the holders of any other class or series of capital stock ranking equally with our common stock upon such dissolution, liquidation or winding up, ratably on a per share basis.

Other rights. Neither the Certificate of Incorporation nor the Bylaws entitle any holder of our common stock to preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of our preferred stock that we may issue in the future.

Preferred Stock

Our Board or any authorized committee thereof has the authority to issue shares of preferred stock at any time and from time to time on terms it may determine, in one or more series and to fix the designations, powers (including voting powers, full or limited, or no voting powers), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on the capital stock of the Company, diluting the voting power of our common stock, modifying the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board, but currently consists of eight (8) directors, which are divided into three (3) classes, designated Class I, II and III, respectively, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of two (2) directors.

Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be sufficient to elect such directors to the Board.

Except as required by the DGCL and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified or until his or her earlier resignation, death or removal. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified or until his or her earlier resignation, death or removal.

Subject to the rights, if any, of the holders of any series of Preferred Stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than two-thirds of the total voting power of our then-outstanding capital stock then entitled to vote generally in the election of directors, voting together as a single class. Any such director proposed to be removed from office is entitled to advance written notice as described in the Certificate of Incorporation.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and the Bylaws adopted and in effect from time to time.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the Certificate of Incorporation or relevant certificate of designations related to the Preferred Stock.

Quorum

The holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, or the presiding officer of the meeting will have power to adjourn the meeting from time to time. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which apply if and so long as the common stock (or units or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of the common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of the Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by the DGCL or required or permitted by the Certificate of Incorporation, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of our stockholders, for any purpose or purposes, may be called only by a majority of the Board then in office. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice. The Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be taken or effected by a consent of stockholders in lieu thereof.

The Bylaws also provide that any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, which consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the writing or writings or electronic transmission or transmissions must be filed with the minutes of proceedings of the Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Certificate of Incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two thirds (2/3) of the total voting power of all our then-outstanding shares of stock entitled to vote thereon, voting as a single class, and the affirmative vote of at least two thirds (2/3) of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class:

•
the provisions regarding the size of the Board, the classification of the Board, and the election of directors;
•
the provisions regarding stockholder actions without a meeting;
•
the provisions regarding calling special meetings of stockholders;
•
the provisions regarding the limited liability of our directors; and
•
the provisions regarding competition and corporate opportunities.

The Certificate of Incorporation also provides that the provisions regarding removal of directors therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two thirds (2/3) of the total in voting power of all our then-outstanding shares of stock entitled to vote thereon, voting as a single class.

The Bylaws may be amended or repealed (A) by the Board, without the assent or vote of any stockholder, as set forth in the Certificate of Incorporation, (B) without the approval of the Board, by an affirmative vote of the holders of at least two thirds (2/3) of the total voting power of our then-outstanding shares of stock entitled to vote thereon, voting as a single class, or, (C) if recommended by the Board, by an affirmative vote of the holders of at least a majority of the total voting power of our then-outstanding shares of stock entitled to vote thereon, in each case, as set forth in the Certificate of Incorporation.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that an “interested stockholder” (as defined therein) may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

1.
Prior to such time the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
2.
Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
3.
At or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under the Certificate of Incorporation, we opted out of Section 203 of the DGCL and therefore are not subject to Section 203.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation limits the liability of our directors for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by law, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law subject to the limitations set forth in the Bylaws. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware and the Certificate of Incorporation, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of us or any of our subsidiaries or was serving at our request in an official capacity for another entity. Subject to certain limitations set forth in the indemnification agreements, we must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement to the fullest extent not prohibited by applicable law or the Company’s Certificate of Incorporation or Bylaws. The indemnification agreements also require us, if so requested in accordance with the terms thereof, to advance within ten (10) days of such request all reasonable fees, expenses, charges and other costs that any of our directors incurred, provided that such director will return any such advance if it is ultimately determined that such director is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Forum of Certain Actions

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware, or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought or purportedly brought on behalf of us, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees, agents or stockholders to us or to our stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or the Governing Documents (as either may be amended from time to time), or to interpret, apply, enforce or determine the validity of the Governing Documents (as either may be amended from time to time), (iv) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (v) any action or proceeding asserting a claim against us or any of our current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Governing Documents (as either may be amended from time to time), (vi) any action or proceeding asserting a claim against us or any of our current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine of the State of Delaware, or (vii) any action or proceeding asserting an “internal corporate claim” as defined in Section 115 of the DGCL.

Notwithstanding the forgoing, the exclusive forum provision will not apply to any claim (i) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, including, for the avoidance of doubt, any claim arising under the Exchange Act, or (iii) arising under the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless we consent in writing to the selection of an alternative forum.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the fullest extent permitted by law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or their respective affiliates, other than those directors or affiliates who are our employees and other than any opportunity offered to a non-employee director if such opportunity is expressly offered to such person (in writing) solely in his or her capacity as one of our directors. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee directors or their respective affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which we or any of our affiliates has historically engaged, now engages or proposes to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we are financially or legally able or contractually permitted to undertake such opportunity, the opportunity, by its nature, would be in the line of our business or is of some practical advantage to us, and we have some interest or reasonable expectancy in such opportunity.

Terran Orbital Warrants

As of April 24, 2023, our Warrants consist of 78,000 private placement warrants, 19,221,960 public warrants (of which, 7,722,000 were previously private placement warrants issued to the Sponsor before the resale of such warrants) and 11,055,606 debt provider warrants (which were issued to Francisco Partners, Beach Point and Lockheed Martin).

Terran Orbital Debt Provider Warrants to Francisco Partners, Lockheed Martin and Beach Point

Each whole debt provider warrant, issued pursuant to a stock and warrant purchase agreement, entitles the registered holder to purchase our common stock at a price of $10.00 per share, subject to adjustment as discussed below, following the closing of the Business Combination (the “Closing”). Pursuant to the warrant and purchase agreement, a debt provider warrant holder may exercise its debt provider warrants only for a whole number of shares of our common stock.

The debt provider warrants will expire on the earlier of (i) the date that is five years after Closing or (ii) the time at which the warrant has been exercised in respect of all of our common stock or redeemed (if applicable).

Upon any exercise of a debt provider warrant, the exercise price is payable in cash or, at the option of the holder, on a cashless basis under certain circumstances, including by having us withhold a number of shares of our common stock then issuable upon exercise of the debt provider warrant with an aggregate fair market value equal to the aggregate exercise price.

If, upon the expiration of the exercise period, the fair market value of one debt provider warrant is greater than the exercise price then in effect, then the debt provider warrant shall automatically be deemed, effective as of immediately prior to such expiration, to be exercised in respect of all our common stock in respect of which it has not previously been exercised in accordance with the “net exercise” procedures, unless the holder elects otherwise in a written notice delivered to us. The “fair market value” as used in this paragraph means, as of any given date, (a) if our common stock is traded on a national securities exchange, inter-dealer quotation system or over-the-counter bulletin board service during the Reference Period (as hereinafter defined) (or such shorter period of consecutive trading days within the Reference Period on which our common stock was so traded as may be mutually agreed between us and the holder), the volume-weighted average of the closing prices per share of our common stock, as reported by Bloomberg, or if not reported by Bloomberg, as reported by Morningstar, during the period of thirty (30) trading days ending on the trading day immediately prior to such date (the “Reference Period”), (b) if the debt provider warrant is being exercised in connection with a reorganization, reclassification, consolidation, merger, sale, or similar transaction, the fair market per-share value of the consideration received by the holders of the outstanding shares of our common stock or our other securities then constituting our common stock in connection therewith and (c) in any other case, the fair market value per share of our common stock as jointly determined by the Board and the holder, each acting in good faith; provided that if the Board and the holder are unable to agree on the fair market value per share of our common stock within ten (10) business days after our receipt of the exercise notice, such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board and the holder and engaged by the Board, which firm’s determination shall be final and conclusive, and the fees and expenses of such firm shall be borne equally by us and the holder.

Redemption Procedures. Solely in the case of the debt provider warrants issued to affiliates of Francisco Partners, at the election of the holder provided each holder which is an affiliate of Francisco Partners has not exercised its debt provider warrant for any of our common stock for which such debt provider warrant is initially exercisable upon its initial issuance, the holder may, in its sole discretion (but subject to the foregoing proviso), elect by written notice delivered to us no later than five (5) business days prior to the date that is three (3) years after Closing (the “Repurchase Date”), to return the debt provider warrant to us on the Repurchase Date in exchange for a payment by us to the holder of $25,000,000 (in the aggregate to all holders which are affiliates of Francisco Partners).

Anti-Dilution Adjustments. If the shares of our common stock are changed into the same or a different number of shares of any other class of capital stock or other of our securities, whether by reclassification, capital reorganization, conversion of all outstanding shares of the relevant class or series or other relevant securities or otherwise, then, in lieu of the number of our common stock for which the debt provider warrant otherwise would have been exercisable immediately prior to such reclassification, the holder shall have the right, from and after such reclassification, to exercise the debt provider warrant for the number and kind of shares of our common stock as would have been issuable as a result of such reclassification, subject to further adjustment.

If we subdivide or combine our common stock or other of our securities then purchasable upon exercise of the debt provider warrants (“Warrant Shares”), then (i) in the case of a subdivision, the exercise price shall be proportionately decreased and the number of Warrant Shares shall be proportionately increased and (ii) in the case of a combination, the exercise price shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased.

If we pay any dividend or makes any distribution in respect of our common stock or other of our securities then constituting Warrant Shares, then the exercise price shall be adjusted, from and after the date of determination of our stockholders entitled to receive such dividend, to be an amount equal to the product of (A) the exercise price in effect immediately prior to such date of determination multiplied by (B) the quotient of (x) the total number of shares of our common stock or such other securities outstanding immediately prior to such dividend or distribution divided by (y) the total number of shares of our common stock or such other securities outstanding immediately after such dividend or distribution, and the number of Warrant Shares will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

If we pay any dividend or makes any distribution (whether in cash, securities or other property) in respect of our common stock, then the Board shall make provision so that, upon any exercise of the debt provider warrant, the holder shall be entitled to receive, in addition to our common stock issuable upon such exercise, such dividend or distribution to the extent that such dividend or distribution would have been paid or made, as applicable, in respect of our common stock issued upon such exercise had our common stock been outstanding immediately prior to the record date for such dividend or distribution.

In the event of any (i) capital reorganization, (ii) reclassification of our stock, (iii) consolidation or merger of, (iv) sale of all or substantially all of our assets or (v) other similar transaction, in each case which entitles the holders of our common stock (either directly or upon subsequent liquidation) to receive stock, securities or other property with respect to or in exchange for our common stock, the debt provider warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of our common stock then exercisable under the debt provider warrant, be exercisable for the kind and number of shares of capital stock or other securities or property of us or of the successor entity resulting from such transaction to which the holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the holder had exercised the debt provider warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of our common stock then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the debt provider warrant).

The debt provider warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the debt provider warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional debt provider warrants will be issued upon separation of the units and only whole debt provider warrants will trade.

The Public Warrants

Each whole public warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of our common stock. The public warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of our common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the public warrants is then effective and a prospectus relating thereto is current, subject to us satisfying the obligations described below with respect to registration, or a valid exemption from registration is available. No public warrant will be exercisable and we will not be obligated to issue a share of our common stock upon exercise of a public warrant unless the share of our common stock issuable upon such public warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle the public warrants.

We previously agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of our common stock issuable upon exercise of the public warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of our common stock until the public warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if our common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of our common stock issuable upon exercise of the public warrants is not effective by the 60th day after the closing of the Business Combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of our common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of our common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the public warrant agent.

On April 22, 2022 and in accordance with the above, we filed a registration statement on Form S-1 with the SEC. The SEC deemed such registration statement effective on June 23, 2022.

Redemption of public warrants when the price per share of our common stock equals or exceeds $18.00.

Once the public warrants become exercisable, we may redeem the outstanding public warrants:

•
in whole and not in part;
•
at a price of $0.01 per public warrant;
•
upon a minimum of 30 days’ prior written notice of redemption to each public warrant holder; and
•
if, and only if, the closing price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the public warrant holders.

We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of our common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of our common stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of public warrants when the price per share of our common stock equals or exceeds $10.00.

Once the public warrants become exercisable, we may redeem the outstanding public warrants:

•
in whole and not in part;
•
at $0.10 per public warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their public warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our common stock (as defined below) except as otherwise described below;
•
if, and only if, the closing price of our common stock equals or exceeds $10.00 per public share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the public warrant holders; and
•
if the closing price of our common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the public warrant holders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the public warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of our common stock that a public warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of public warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our public warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “Anti-Dilution Adjustments” below.

REDEMPTION DATE (PERIOD TO EXPIRATION OF WARRANTS)
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our common stock to be issued for each public warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. In no event will the public warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of our common stock per public warrant (subject to adjustment). Finally, as reflected in the table above, if the public warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of our common stock.

At such time as the public warrants become exercisable for our common stock, we will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the public warrants.

Redemption Procedures. A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our common stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of our common stock is increased by a capitalization or share dividend paid in shares of our common stock to all or substantially all holders of shares of our common stock, or by a split-up of shares of our common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering made to all or substantially all holders of our common stock entitling holders to purchase shares of our common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of our common stock equal to the product of (i) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of our common stock) and (ii) one minus the quotient of (x) the price per share of our common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of our common stock, in determining the price payable for shares of our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of our common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which our common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of our common stock on account of such shares of our common stock, other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of our common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of our common stock issuable on exercise of each public warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of our common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.

The public warrants are issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Tailwind (the “Warrant Agreement”). A copy of the Warrant Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, including the complete description of the terms and conditions applicable to the public warrants and the private placement warrants.

The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake or defective provision, including to conform the provisions of the Warrant Agreement to the description of the terms of the public warrants and the Warrant Agreement set forth in the prospectus dated March 4, 2021, (ii) amending the provisions relating to cash dividends on shares of common stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the public warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of the public warrants (including any amendment to increase the warrant price or shorten the exercise period and any amendments to the terms of only the private placement warrants).

The public warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their public warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the public warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of our common stock to be issued to the public warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants are issued in registered form under the Warrant Agreement and are identical to the public warrants, subject to the exceptions described below that apply to the private placement warrants as long as they are held by the Sponsor or its permitted transferees. The private placement warrants (including our common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions) and they will not be redeemable by us (except pursuant to limited exceptions) so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants will require a vote of holders of at least 65% of the number of the then-outstanding private placement warrants.

Except as described above, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

Our common stock and public warrants are listed on the NYSE under the symbols “LLAP” And “LLAP WS”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Except as described below under “—Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies,” pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned our restricted common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned our restricted common stock for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•
1% of the total number of shares or other units of the class then outstanding; or
•
the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, our affiliates are able to sell their shares of common stock and warrants, and any shares of common stock received upon exercise of the warrants, as applicable, pursuant to Rule 144 without registration given that one year has passed since the filing of our “Super” Form 8-K/A with Form 10 type information, which was filed on March 31, 2022, so long as the conditions in the third bullet above are satisfied.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
one or more underwritten offerings;
•
block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•
an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
distributions to their employees, partners, members or stockholders;
•
short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•
through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;
•
in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•
an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;
•
by pledge to secure debts and other obligation;
•
directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;
•
privately negotiated transactions, directly or through agents;
•
broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant;
•
through the distribution of the securities by any security holders to its partners, members or stockholders; and
•
through a combination of any of these methods or any other method permitted by applicable law.

The Selling Securityholders may also transfer the securities by gift. The Selling Securityholders may effect the distribution of our common stock and warrants from time to time in one or more transactions either:

•
at a fixed price or prices, which may be changed from time to time;
•
at market prices prevailing at the time of sale;
•
at prices relating to the prevailing market prices; or
•
at negotiated prices.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus.

The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

We and the Selling Securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our common stock and warrants, including liabilities under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common stock and warrants. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of common stock and warrants through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•
the name of the selling security holder;
•
the number of common stock and warrants being offered;
•
the terms of the offering;
•
the names of the participating underwriters, broker-dealers or agents;
•
any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;
•
the public offering price;
•
the estimated net proceeds to us from the sale of the common stock and warrants;
•
any delayed delivery arrangements; and
•
other material terms of the offering.

In addition, upon being notified by a Selling Securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell common stock and warrants, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Securityholders (or their affiliates) in the ordinary course of business. The Selling Securityholders may also use underwriters or other third parties with whom such selling stockholders have a material relationship.

The Selling Securityholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.

There can be no assurances that the Selling Securityholders will sell, nor are the Selling Securityholders required to sell, any or all of the common stock and warrants offered under this prospectus.

In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

Under the Investor Rights Agreement and the Subscription Agreements, we have agreed to indemnify the applicable Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

Under the Investor Rights Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part pursuant to such agreement until (i) all such securities have been sold, transferred, disposed of or exchanged in accordance with the registration statement; and (ii) the date as of which no Selling Securityholder that is party to the Investor Rights Agreement holds registrable securities such securities have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of such securities does not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Selling Securityholder that is party to the Amended and Restated Registration Rights Agreement, when all such securities held by such Selling Securityholder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144. Under the Subscription Agreements, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part with respect to the PIPE Shares until the earliest of (i) the second anniversary of the Closing; (ii) the date on which the PIPE Investor ceases to hold any PIPE Shares; or (iii) on the first date on which each PIPE Investor is able to sell all of its PIPE Shares under Rule 144 within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for us to be in compliance with the current public information requirement under Rule 144. Under the Warrant Agreement, we have agreed to maintain the effectiveness of this registration statement in respect of the shares of common stock issuable upon the exercise of the public warrants and the private placement warrants until the expiration or redemption of such warrants. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. The Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. The Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.

The Selling Securityholders and other persons participating in the sale or distribution of the shares of the common stock will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the Selling Securityholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares of the common stock to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the securities.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus, as amended or supplemented. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of common stock or warrants pursuant to the distribution effected through this registration statement.

LEGAL MATTERS

Akin Gump Strauss Hauer & Feld LLP and Potter Anderson & Corroon LLP have passed upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Terran Orbital Corporation. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Terran Orbital Corporation as of December 31, 2022 and 2021, and for each of the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information about issuers, like us, that file electronically with the SEC. We also maintain a website at www.terranorbital.com. We make available, free of charge, on our investor relations website at investors.terranorbital.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. Information contained on our website is not a part of, or incorporated by reference into, this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

This prospectus and any prospectus supplement is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. The Governing Documents and Governing Agreements, as applicable, establishing the terms of the offered securities are, or will be, filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to those publicly filed documents with the SEC. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below that have been previously filed with the SEC as of the date of the initial registration statement and any future filings we make with the SEC prior to, and on or after, the effective date of the registration statement under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

•
Our Annual Report on Form 10-K (File No. 001-40170) for the year ended December 31, 2022 (as filed with the SEC on March 23, 2023);
•
Our Current Report on Form 8-K (File No. 001-40170) filed February 22, 2023 (other than information furnished rather than filed); and
•
The description of our common stock contained in our registration on Form 8-A (File No. 001-40170) filed with the SEC on March 4, 2021 and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.6 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Terran Orbital Corporation

6800 Broken Sound Parkway NW, Suite 200

Boca Raton, FL 33487
(561) 988-1704

Terran Orbital Corporation

Up to 106,560,152 Shares of Common Stock

Up to 78,000 Warrants to Purchase Shares of Common Stock at $11.50 per Share

Up to 11,055,606 Warrants to Purchase Shares of Common Stock at $10.00 per Share

Up to 19,299,960 Shares of Common Stock Underlying Warrants to Purchase at $11.50 per Share

Up to 11,055,606 Shares of Common Stock Underlying Warrants to Purchase at $10.00 per Share

PROSPECTUS

, 2023

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate (other than the SEC registration fee) of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$86,100(1)
FINRA filing fees	$(2)
NYSE listing fee	$(2)
Printing expenses	$(2)
Legal fees and expenses (including Blue Sky fees)	$(2)
Accounting fees and expenses	$(2)
Transfer agent fees and expenses	$(2)
Miscellaneous fees and expenses	$(2)
Total	$86,100(1)

__________________

(1) Previously paid.

(2) These fees and expenses are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a corporation to indemnify directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act, subject to certain exceptions.

As permitted by the DGCL, the Certificate of Incorporation contains provisions that eliminate the personal liability of our directors for monetary damages for any breach of fiduciary duties as a director; provided, however, that the DGCL prohibits the elimination or limitation of liability of a director for the following:

•
any breach of the director’s duty of loyalty to the Company or its stockholders;
•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•
under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
•
any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Bylaws provide that:

•
the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions;
•
the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and;
•
the rights conferred in the Bylaws are not exclusive.

The Company has entered into indemnification agreements with its directors and executive officers, which provide for indemnification and advancements by the Company of certain expenses and costs under certain circumstances. At present, there is no pending material litigation or proceeding involving a director or executive officer of the Company for which indemnification is sought. The indemnification provisions in the Bylaws and the indemnification agreements entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Company has directors’ and officers’ liability insurance for securities matters.

Item 16. Exhibits.

(a) Exhibits.

Exhibit Number	Description	Form	File No.	Exhibit No.	Filing Date	Filed or Furnished Herewith
2.1*†	Agreement and Plan of Merger, dated as of October 28, 2021, by and among the Terran Orbital Corporation, Tailwind Two Acquisition Corp. and Titan Merger Sub, Inc.	8-K	001-40170	2.1	October 29, 2021
2.2*	Amendment No. 1 to the Agreement and Plan of Merger, dated as of February 8, 2022, by and among Tailwind Two Acquisition Corp., Titan Merger Sub, Inc., and Terran Orbital Corporation	S-4/A	333-261378	2.2	February 10, 2022
2.3*	Amendment No. 2 to the Agreement and Plan of Merger, dated as of March 9, 2022, by and among Tailwind Two Acquisition Corp., Titan Merger Sub, Inc., and Terran Orbital Corporation	8-K	001-40170	2.1	March 15, 2022
3.1*	Certificate of Incorporation of Terran Orbital Corporation	8-K	001-40170	3.1	March 28, 2022
3.2*	Bylaws of Terran Orbital Corporation	8-K	001-40170	3.2	March 28, 2022
3.3*	Certificate of Amendment to the Certificate of Incorporation of Terran Orbital Corporation	8-K	001-40170	3.3	March 28, 2022
4.1*	Certificate of Corporate Domestication of Tailwind Two Acquisition Corp.	8-K	001-40170	4.1	March 28, 2022
4.2*	Form of Common Stock Certificate	8-K	001-40170	4.2	March 28, 2022
4.3*	Warrant Agreement, dated as of March 9, 2021, between Tailwind Two Acquisition Corp. and Continental Stock Transfer & Trust Company	8-K	001-40170	4.1	March 10, 2021
4.4*	Private Placement Warrants Purchase Agreement, dated as of March 4, 2021, between Tailwind Two Acquisition Corp. and Tailwind Two Sponsor LLC	8-K	001-40170	10.3	March 10, 2021
4.5*	Stock and Warrant Purchase Agreement, dated March 25, 2022, by and among Tailwind Two Acquisition Corp., Terran Orbital Corporation, FP Credit Partners II, L.P., FP Credit Partners Phoenix II, L.P., BPC Lending II LLC and Lockheed Martin Corporation	10-Q	001-40170	4.3	May 16, 2022
5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP	S-1/A	333-264447	5.1	June 1, 2022
5.2*	Opinion of Potter Anderson & Corroon LLP	S-1/A	333-264447	5.2	June 1, 2022

23.1	Consent of KPMG LLP, independent registered public accounting firm of Terran Orbital Corporation					X
23.2*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1 hereto)	S-1/A	333-264447	5.1	June 1, 2022
23.3*	Consent of Potter Anderson & Corroon LLP (included in Exhibit 5.2)	S-1/A	333-264447	5.2	June 1, 2022
24.1*	Power of Attorney	S-1	333-264447	24.1	April 22, 2022
107	Filing Fee Table					X

_________________

* Previously filed.

† Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Palm Beach, State of Florida, on April 25, 2023.

TERRAN ORBITAL CORPORATION

By:	/s/ Marc Bell
Marc Bell Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Marc Bell	Chairman and Chief Executive Officer	April 25, 2023
Marc Bell	(Principal Executive Officer)

/s/ Gary Hobart	Chief Financial Officer, Executive Vice President and Treasurer	April 25, 2023
Gary Hobart	(Principal Financial Officer)

/s/ Mathieu Riffel	Vice President and Controller	April 25, 2023
Mathieu Riffel	(Principal Accounting Officer)

*	Vice Chairman	April 25, 2023
Daniel Staton

*	Director	April 25, 2023
James LaChance

*	Director	April 25, 2023
Richard Newton

*	Director	April 25, 2023
Tobi Petrocelli

*	Director	April 25, 2023
Douglas Raaberg

*	Director	April 25, 2023
Stratton Sclavos

*	Director	April 25, 2023
Thomas Manion

*By: /s/ Marc H. Bell

Marc H. Bell

Attorney-in-fact